For Immediate Release

November 4, 2005

First Century Bankshares, Inc.

Reports 2005 Third Quarter Earnings

Bluefield, WV -- First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) a $382 million bank holding company, announced earnings of $1,020,000 for the three-month period ending September 30, 2005. This represents an increase of approximately 42.7% from the $715,000 earned during the same period in 2004. On a per share basis, net income increased to $0.52 per diluted share for the period ended September 30, 2005, compared to $0.36 per diluted share for the period ended September 30, 2004. This increase demonstrated an improvement in interest income from loans as a result of increases in short-term interest rates and management's efforts to maintain variable pricing in the loan portfolio. Additionally, an increase of 23.9% in noninterest income and a 3.8% reduction in noninterest expense further enhanced earnings over the comparable period. Net income for the third quarter of 2005 produced an annualized return on average equity (ROAE) of 11.37% and an annualized return on average assets (ROAA) of 1.06% compared with third quarter 2004 ratios of 8.11% and 0.77%, respectively. Dividends for the third quarter of 2005 increased 14.3% to $0.24 per share from $0.21 per share paid for the third quarter of 2004.

The performance of the Corporation during the third quarter resulted in net income of $2,968,000 for the nine-month period ending September 30, 2005. This represents a 40.3% increase from the $2,116,000 earned during the same period in 2004. On a per share basis, net income increased to $1.49 per diluted share for the nine-month period ended September 30, 2005, from $1.06 per diluted share for the nine-month period ended September 30, 2004. Again, this reflects the impact of rising short-term interest rates on the variable repricing nature of our loan portfolio, enhancements to noninterest income and reductions in noninterest expense. Net income for the first nine months of 2005 produced an ROAE of 11.05% and an ROAA of 1.03 % compared with 8.01% and 0.77%, respectively, for the prior year period. Dividends through the third quarter of 2005 increased 11.1% to $0.70 per share from $0.63 per share for the nine-month period ended September 30, 2004.

Total assets at September 30, 2005 increased $3,910,000, or 1.0% to $381,989,000 as compared to approximately $378,079,000 at December 31, 2004. The loan portfolio increased 2.3% during this nine-month period to $253,614,000 at September 30, 2005, from $247,808,000 at December 31, 2004. The investment portfolio increased approximately $2,095,000, or 2.2%, during this same period. Total deposits increased by $9,660,000, or 3.0%, to $330,911,000 at September 30, 2005 from $321,251,000 at December 31, 2004. Noninterest-bearing deposits increased by $3,659,000, or 8.1%, which we believe to be seasonal funds from some of our larger customers. Interest-bearing deposits increased $6,001,000, or 2.2%, during this same period resulting from a successful deposit generation campaign, initiated to replace other borrowings and to support loan growth.

We are excited to announce plans to expand the First Century Bank, NA branch network into the Beckley, West Virginia market. We will soon be announcing the location and personnel that will staff a temporary office in the Harper Road area while a new permanent facility is being identified. We believe this is a natural extension of our service area and will also improve the service offerings available to our existing customers in Wyoming and Summers Counties who utilize the larger retail merchants in the Beckley area. We are also planning to expand our ATM network with new locations in Bluewell and on the Athens Road in Mercer County, West Virginia.

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 11 offices and 15 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century's filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century's forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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